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                                                                     EXHIBIT 6.6


                             FIRST AMENDMENT TO THE
                                CAPRI CORP. 1995
                                STOCK OPTION PLAN

         This First Amendment to the Capri Corp. 1995 Stock Option Plan is made this ____ day of May, 1999.

1. Section 2 is hereby deleted in its entirety and the following is substituted in its place and stead:

                  2    ADMINISTRATION OF THIS PLAN

                  This Plan will be administered by the President of the Company, or by an officer of the Company named by the President of the Company, as the Administrator; provided, however, that on and after an initial public offering of shares registered under the Securities Act of 1933, as amended (the "Securities Act") ("Public Offering"), the Board of Directors of the Company shall appoint a committee to serve as the Administrator of this Plan. The committee shall consist solely of two or more qualifying shareholders or individuals, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, if required by law, each of whom is also an "outside director" under Section 162(m) of the Code. In the absence of appointment, the Board (or on and after a Public Offering, the portion thereof that are disinterested persons and outside directors) shall constitute the committee.

                  Subject to the express provisions of this Plan, the Administrator will have plenary authority, in his or its discretion, to determine the individuals who satisfy the requirements set forth in Section 4, to whom, and the time or times at which, options are granted, the option exercise price, and the number of shares to be subject to each option. In making the above determinations the Administrator may take into account the nature of the services rendered by the respective individuals, their present, past, and potential contributions to the Company's success and such other factors as the Administrator, in his or its discretion, considers relevant. The Administrator will also have plenary authority to interpret this Plan, to prescribe, amend, and


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                  rescind rules and regulations relating to it, to determine the terms and provisions of the respective stock option agreements (which need not be the same in stock options granted to different Recipients at the same time and need not be the same in stock options granted to the same Recipient at different times) and to make all other determinations necessary or advisable for the administration of this Plan. The Administrator's determinations on the matters referred to in this Section 2 will be final, binding and conclusive.

2. Section 5.3 is hereby deleted in its entirety and the following is substituted in its place and stead:

                  5.3  PERIOD OF EXERCISE

                  Each option may be exercised at such time as set forth in each individual option grant, but in the case of an Incentive Stock Option may not be exercised after the first to occur of: (a) termination of employment for reasons other than death or disability, (b) expiration of 10 years after the date of grant or in the case of an Incentive Stock Option granted to a 10% Holder, not after 5 years after the date of grant, (c) in any calendar year if other Incentive Stock Options granted to that Recipient are exercisable that could result in the Recipient receiving Common Stock in excess of $100,000, or (d) ninety
                  (90) days following the Recipients termination of employment due to death or permanent disability. Within such limits, options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Administrator, in each instance, approves or specifies, including a limit on the number of shares as to which any option may be exercised during any period of time, all or any of which need not be uniform for all persons to which options are granted. In no event may any stock option be exercised after the last day of employment with the Company or its subsidiaries.

3. Section 5.4 is hereby deleted in its entirety and the following is substituted in its place and stead:

                  SECTION 5.4 NONTRANSFERABILITY OF OPTION

                  No option may be transferred or assigned by any person to whom an option is granted under this Plan other than by will or by the laws of descent and distribution. No option may be pledged or hypothecated


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                  in any way and no option may be subject to execution,
                  attachment, or similar process, except with the express consent of the Administrator.

4.   The following section is hereby added as Section 11 of the Plan:

                  11   TERMINATION OF OPTIONS


                  (a)  Except as set forth in subparagraphs (b) and (c) of this
                       Section 11, the options granted under this Plan will terminate and no option may be exercised after the last day that the Recipient is an employee of the Company. Further, the options granted under this Plan will terminate and no option may be exercised after the date stated in the Agreement granting the option. Any options not exercised after the first to occur of either of the foregoing will be null and void.

                  (b) Unless otherwise provided in an Agreement or determined by the Administrator, if a Recipient incurs a termination of employment due to death, the unexpired exercisable portion of any option held by such Recipient as of the date of death shall remain exercisable in accordance with the terms of the option for a period of ninety (90) days following the date of the Recipient's death (or such other period or no period as the Administrator may specify in an Agreement) or until the expiration of the option period, whichever period is the shorter.

                  (c) Unless otherwise provided in an Agreement or determined by the Administrator, if a Recipient incurs a termination of employment due to permanent disability, the unexpired exercisable portion of any option held by such Recipient shall remain exercisable in accordance with the terms of the option for a period of ninety (90) days following the date of the Recipient's permanent disability (or such other period or no period as the Administrator may specify in an Agreement) or until the expiration of the option period, whichever period is the shorter; provided, however that the Recipient's permanent disability at any time following such termination of employment due to permanent disability shall not affect the foregoing.


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5.   The following section is hereby added as Section 12 of the Plan:

                  12   FAIL SAFE

                  With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any other rules promulgated pursuant to Section 16 of the Exchange Act, as applicable. For purposes of this Plan, "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities Exchange Commission under Section 16 of the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 or any other applicable rule promulgated pursuant to Section 16 of the Exchange Act to be stated herein, such provision (other than one relating to eligibility requirements or the price and amount of shares granted) shall be deemed to be incorporated by reference into the Plan with respect to Participants subject to Section 16.

6.       The following section is hereby added as Section 13 of the Plan:

                  13   DELAY

                  If at any time, the Recipient is subject to "shortswing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement, to the extent necessary to avoid the imposition of liability, shall be suspended and delayed during the period the Recipient would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Administrator shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an affiliated company or a shareholder until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an affiliated company or a shareholder. The Administrator shall have the discretion to suspend the application of the provisions of the Plan required solely to comply with Rule 16b-3 if the Administrator shall determine that Rule 16b-3 does not apply to the Plan.


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7.   The following section is hereby added as Section 14 of the Plan:

                  14   CONTROLLING LAW

                  The Plan and all options or shares granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Illinois (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company and any affiliated company or a participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

     IN WITNESS WHEREOF, Capri Corp., a Minnesota corporation, has caused this amendment to be executed by its duly authorized officer as of the date first set forth above.

                                               CAPRI CORP.


                                               By:
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                                                  Title:
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